December 15, 2025

Board of Directors

Mira Qon Corporation

11312 E 44th St Unit #120

Kansas City, MO 64133

Dear Sir:

I have acted, at your request, as special counsel to Mira Qon Corporation, a Wyoming corporation, (“Mira Qon”) for the purpose of rendering an opinion as to the legality of 4,500,000 shares of Mira Qon’s common stock, $0.001 par value per share, to be offered and distributed by Mira Qon (“Shares”) pursuant to a prospectus (“Prospectus”) included in a registration statement to be filed under Section 6 the Securities Act of 1933, as amended, by Mira Qon with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation, there being no amendments thereto of Mira Qon, the Bylaws of Mira Qon, selected proceedings of the board of directors of Mira Qon authorizing the offer, sale and issuance of the Shares and a current draft of the Registration Statement in substantially the form to be filed. It is my understanding that the Shares will be represented in book entry form. I have assumed, with respect to persons other than directors and officers of Mira Qon, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares to be offered and distributed by Mira Qon are duly authorized and when, as and if issued and delivered by Mira Qon against payment therefore at a price $0.0225 per share, as described in the Prospectus , will be legally issued, fully paid and non assessable.

My examination of the draft Registration Statement and the prospectus contained therein has not included a determination of the accuracy or completeness of the information included therein, but for the compliance and conformity thereof with the rules and regulations of the SEC and the requirements of Form S-1; provided that I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "Legal Matters" in the prospectus and in the “Index To Exhibits And Description Of Exhibits” in Part II of the Registration Statement. . I do not consent to placement of my name on the facing sheet of the Registration Statement for purposes of copies of communications or otherwise.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris